As filed with the Securities and Exchange Commission on June 28, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYCLO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	59-3029743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6714 NW 16th Street, Suite B

Gainesville, Florida 32653

(Address of Principal Executive Offices) (Zip Code)

Cyclo Therapeutics, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

N. Scott Fine

Chief Executive Officer

6714 NW 16th St. Suite B

Gainesville, Florida 32653

(Name and address of agent for service)

(386) 418-8060

(Telephone number, including area code, of agent for service)

Copies to:

Alison Newman, Esq.

Fox Rothschild LLP

101 Park Avenue, 17th Floor

New York, NY 10178

(212) 878-7997

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.          ☐

EXPLANATORY NOTE

Cyclo Therapeutics, Inc., a Nevada corporation (the “Company,” the “Registrant,” “we,” “our” or “us”), has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,670,286 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), available under the Cyclo Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) as of the date of this Registration Statement; (ii) 537,948 shares of Common Stock available for issuance upon exercise of outstanding stock options granted under the 2021 Plan and outstanding as of the date of this Registration Statement; and (iii) such intermediate number of shares as may become available under the 2021 Plan as a result of the adjustment provisions thereof. The 2021 Plan was approved by the Company’s Board of Directors on April 21, 2021 and approved and adopted by the Company’s stockholders on June 24, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Cyclo Therapeutics, Inc.

Josh Fine, Chief Financial Officer

6714 NW 16th Stret, Suite B

Gainesville, Florida 32653

Tel: (386) 418-8060

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The rules of the Commission allow the Registrant to incorporate by reference information into this Registration Statement. This means that the Registrant may disclose important information to you by referring you to another document.

The following documents previously filed (not furnished) by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 (filed with the SEC on March 18, 2024) and Amendment No. 1 thereto (filed with the SEC on April 29, 2024);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2024 (filed with the SEC on May 15, 2024);

(c)

The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on January 22, 2024 and March 4, 2024;

(d)	The Registrant’s Definitive Proxy Statement for its 2023 Annual Meeting filed with the SEC on June 13, 2023; and

(e)

The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, filed with the SEC on December 8, 2020, and any other amendment or report filed for the purpose of updating such description.

In addition, all documents filed with the Commission by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Section 78.7502 provides that a corporation shall indemnify any director, officer, employee, or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our articles of incorporation, as amended, and bylaws, as amended, provide that we shall indemnify our directors, officers, employees, and agents to the full extent permitted by NRS, including in circumstances in which indemnification is otherwise discretionary under such law.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors, and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the NRS. We currently maintain director and officer liability insurance on behalf of our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1

Articles of Incorporation of Cyclo Therapeutics, Inc., a Nevada corporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 18, 2024).

4.2

Bylaws of Cyclo Therapeutics, Inc., a Nevada corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2020).

5.1*	Opinion of Fox Rothschild LLP.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Fox Rothschild LLP (included in legal opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1

Cyclo Therapeutics Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2021).

107*	Filing Fee Table.

*Filed herewith

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida on June 28, 2024.

CYCLO THERAPEUTICS INC.
(Registrant)

By:	/s/ N. Scott Fine
N. Scott Fine
Chief Executive Officer and President

POWER OF ATTORNEY

We, the undersigned officers and directors of Cyclo Therapeutics, Inc. constitute and appoint N. Scott Fine and Joshua Fine, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement and (ii) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ N. Scott Fine	President, Chief Executive Officer, and Director	June 28, 2024
N. Scott Fine	(Principal Executive Officer)

/s/ Joshua Fine	Chief Financial Officer	June 28, 2024
Joshua Fine	(Principal Financial and Accounting Officer)

/s/ Jeffrey L. Tate	Chief Operating Officer and Director	June 28, 2024
Jeffrey L. Tate

/s/ Markus W. Sieger	Chairman of the Board and Director	June 28, 2024
Markus W. Sieger

/s/ F. Patrick Ostronic	Director	June 28, 2024
F. Patrick Ostronic

/s/ William Conkling	Director	June 28, 2024
William Conkling

	Director	June 28, 2024
William S. Shanahan

/s/ C.E. Rick Strattan	Director	June 28, 2024
C.E. Rick Strattan

/s/ Randall M. Toig	Director	June 28, 2024
Randall M. Toig

/s/ Vivien Wong	Director	June 28, 2024
Vivien Wong

/s/ Shawn Cross	Director	June 28, 2024
Shawn Cross